Exhibit 10.1

Execution Version

AMENDED AND RESTATED
DIGITAL CURRENCY LOAN AGREEMENT

This Amended and Restated Digital Currency Loan Agreement (this “Agreement”) is made on this 19th  day of June, 2026 (the “Effective Date”), by and between BlueFin Labs Inc., a company organized and existing under the laws of Panama (together with its Affiliates, the “Borrower”), and Sui Group Holdings Limited (the “Lender”), a corporation organized and existing under Minnesota law with an address of 1907 Wayzata Blvd, #205, Wayzata, Minnesota. The Lender and the Borrower are sometimes referred to herein as “Party” individually and together as “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Digital Currency Loan Agreement (the “Initial Agreement”), dated as of September 30, 2025 (“Initial Effective Date”);

WHEREAS, on the Initial Effective Date, the Lender delivered to BlueFin Labs Inc. (Panama) 2,000,000 (two million) SUI tokens (the “Initial Loaned Digital Currency”) on the terms and conditions set forth in the Initial Agreement;

WHEREAS, the Borrower intends to promote the decentralized exchange developed by the Borrower known as Bluefin (the “BlueFin Dex”) as the canonical Decentralized Exchange on SUI. The Lender shall use reasonable best efforts to promote the Bluefin Dex in its ecosystem, which includes without limitation public announcements and marketing campaigns. The Lender shall engage in efforts to promote the growth and adoption of the BlueFin Dex on various platforms via marketing promotions, partnerships, and other initiatives;

WHEREAS, the Lender desires to loan, and the Borrower desires to borrow, the Additional Loaned Digital Currency (as defined herein) subject to the terms and conditions of this Agreement;

WHEREAS, the Borrower intends to loan the Additional Loaned Digital Currency to Bluewater Labs Inc., a company organized and existing under the laws of the British Virgin Islands (“Bluewater”), for the sole purpose of Bluewater acquiring certain assets of Concurrent C Inc. substantially according to the terms of that certain Asset Purchase Agreement, dated May 18, 2025, by and among Bluewater and Concurrent C Inc., Daniel Que and Devin Corr, attached hereto as Exhibit A (such transaction, the “Suilend Acquisition”) and not for any other corporate purpose;

WHEREAS, the Parties desire to further amend the Agreement to increase the rate of the Loan Fee and apply certain other terms and conditions to the loan of the Loaned Digital Currency;

WHEREAS, each Party acknowledges and agrees that entering into this Agreement and the transactions contemplated hereby is in its own best interests.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1
DEFINITIONS

“Additional Loaned Digital Currency” shall have the meaning ascribed to such term in the Section 2.A.

“Affiliate” shall mean, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified or whose management, policies or operations are integrated with the person specified. For purposes of this definition, “control” of a person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract, founder relationship, personal or professional relationship or otherwise. For the avoidance of doubt, the term “Affiliate” shall include any persons meeting this definition at the Effective Date or at any time prior to the return of the Loaned Digital Currency to the Lender in accordance with Section 2.F.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Anti-Corruption Law” means any law of any jurisdiction related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 to 78qq) and the UK Bribery Act 2010, in each case as amended from time to time.

“Anti-Terrorism Laws” means any law related to money laundering or financing terrorism, including the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 to 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951 to 1959), the Trading With the Enemy Act (50 U.S.C. §§ 4301 to 4341) and Executive Order 13224 (effective September 24, 2001), in each case as amended from time to time.

“Applicable Airdrop” means a distribution of a new token or tokens resulting from the ownership of a preexisting token, for which the distribution of new or preexisting tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant digital currency held at a specified time.

“Applicable Law” shall mean (regardless of jurisdiction) (x) any applicable federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, decrees, injunctions, or judgments and (y) any applicable ruling, declaration, regulation, requirement, or interpretation issued by any regulatory, judicial, administrative or governmental body or person.

“Associated Companies” shall mean, collectively: the Borrower, BlueFin Labs Inc., a company organized and existing under the laws of the British Virgin Islands, Bluefin Foundation Ltd, a foundation organized and existing under the laws of Singapore, BlueFin Holdings Ltd, a company organized and existing under the laws of the British Virgin Islands, BlueFin Protocol Foundation, a company organized and existing under the laws of the Cayman Islands, Bluewater and Ember Protocol, a company organized and existing under the laws of Panama (“Ember”); each, an “Associated Company”.

 “Blocked Person” means any person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“BlueFin Dex” shall have the meaning ascribed to such term in the Preamble.

“Borrower” shall have the meaning ascribed to such term in the Preamble.

“Change of Control” means (a) any person or group of persons within the meaning of §13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding equity securities of the Borrower or any Associated Company (excluding Ember), provided that such person or group of persons does not own 20% or more of the outstanding equity securities of such Borrower or any Associated Company (excluding Ember) on the Effective Date; (b) individuals who are members of the board of directors as of the Effective Date cease for any reason to constitute at least a majority of the board of directors of the Borrower or any Associated Company (excluding Ember); or (c) the sale, conveyance, transfer, assignment or other disposition of, in a single transaction or a series of related transactions, assets (i) representing fifty percent (50%) or more of the Borrower’s or any Associated Company’s (excluding Ember’s) total assets, or (ii) that underpin or are otherwise necessary to generate fifty percent (50%) or more of the Revenues.

“Confidential Information” shall mean any and all information and material (whether oral, written, electronic or otherwise) disclosed or otherwise made available by a Party or any of its Representatives to the other Party or any of its Representatives during the term of this Agreement, together with all notes, analyses, compilations, studies, interpretations or other material that contain, reflect or are based in whole or part on any such Confidential Information. In addition, Confidential Information shall include (x) the fact that the Parties have executed this Agreement, (y) all of the terms and conditions of the Agreement (including any financial terms and conditions), and (z) other facts with respect to a Party’s performance hereunder.

“Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Government Restriction” shall have the meaning ascribed to such term in Section 2.E.iv.

“Hard Fork” means a permanent divergence in the blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules), or an airdrop or any other event which results in the creation of a new token.

“Indemnified Party” shall have the meaning ascribed to such term in Section 6.A.

“Initial Agreement” shall have the meaning ascribed to such term in the Preamble.

“Initial Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Initial Loaned Digital Currency” shall have the meaning ascribed to such term in the Preamble.

“Initial Term” shall have the meaning ascribed to such term in Section 2.D.

“Lender” shall have the meaning ascribed to such term in the Preamble.

“Loan Fee” shall have the meaning ascribed to such term in Section 2.B.

“Loaned Digital Currency” shall have the meaning ascribed to such term in the Preamble.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Borrower or each Associated Company (excluding Ember), individually, or the Borrower or any Associated Company (excluding Ember) and its respective Affiliates taken as a whole, in each case as the case may be, (b) the validity or enforceability of this Agreement, (c) the rights or remedies of the Lender under this Agreement, or (d) the ability of the Borrower to perform any of its material obligations under this Agreement.

“New Token” shall have the meaning ascribed to such term in Section 4.B.

“Party” shall have the meaning ascribed to such term in the Preamble.

“Parties” shall have the meaning ascribed to such term in the Preamble.

“Protocol” shall have the meaning ascribed to such term in Exhibit B.

“Restricted Payments” shall have the meaning ascribed to such term in Section 5.J.

“Revenues” shall mean the total gross amount of all income, receipts, and revenues of every kind and nature, without deduction for any expenses, costs of sales, operating expenses, taxes, offsets, or capital expenditures of any kind, derived, received or generated directly or indirectly from the active business operations of the Borrower and the Associated Companies (other than Ember), and including, for the avoidance of doubt, as generated by assets acquired in the Suilend Acquisition, including revenues generated from spot, perpetuals, lending, and any current or future product or service lines, regardless of whether such revenues are earned in fiat currency, stablecoins, digital assets, or other tokens, with intercompany revenues eliminated to avoid double counting.

For the avoidance of doubt, Revenues shall not include: (i) proceeds from financing transactions, including without limitation capital raises, equity or debt financings, grants or issuances, or token issuances, grants, pre-sales or sales; (ii) appreciation of digital assets or other investments held by the Borrower or any Associated Company; or (iii) BLUE tokens or any current or future ecosystem tokens issued or held by the Borrower or any Associated Company.

“Representatives” shall mean directors, officers, employees, consultants, advisors, representatives and agents.

“Retained Confidential Information” shall have the meaning ascribed to such term in Section 7.C.iv.

“Sanctions” means sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, His Majesty’s Treasury or any other relevant sanctions authority.

“Suilend Acquisition” shall have the meaning ascribed to such term in the Recitals.

“Termination Event” shall have the meaning ascribed to such term in Section 2.E.

SECTION 2.
LOAN AND LOAN FEE

A.
Loan. On the Effective Date, the Lender shall deliver 4,000,000 (four million) SUI tokens (the “Additional Loaned Digital Currency” and, together with the Initial Loaned Digital Currency, the “Loaned Digital Currency”) to the Borrower’s digital currency address identified on Annex I hereto. Notwithstanding anything to the contrary herein, the transfer of the Additional Loaned Digital Currency in accordance with this Section 2.A or in connection with a return of the Loaned Digital Currency under Section 2.F below shall not be deemed settled and completed until the transfer has been recorded in a block and five (5) consecutive subsequent blocks referring back to such block (for a total of  six (6) blocks) have been added to the applicable blockchain.

B.
Loan Fee. The Borrower agrees to pay the Lender a loan fee (the “Loan Fee”) at the fixed rate of 11.00% (eleven percent) of all of the Revenues. Payments of the Loan Fee shall commence on the Effective Date, and be paid twice monthly on the 14th and 28th of every month in arrears. All payments of the Loan Fee will be made in the same type of digital currency as the Loaned Digital Currency; provided, however, that in the event of a Government Restriction making it illegal or impractical to pay the Loan Fee in the type of digital currency as the Loaned Digital Currency, the Borrower shall pay to the Lender the value of the Loaned Digital Currency and outstanding Loan Fees in fiat currency or another digital asset mutually agreed upon by the Parties. Payments of the Loan Fee shall be made to the digital currency address of the Lender provided on Annex I hereto or as otherwise directed in writing by the Lender to the Borrower.

C.
Utilization of Loaned Digital Currency. The Parties understand and agree that the Borrower has the right, in its sole discretion and without further notice to the Lender, to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer, invest or use any amount of the Loaned Digital Currency, separately or together with other property, with all attendant rights of ownership, for any period of time and without retaining in the Borrower’s possession and/or control a like amount of digital currency; provided, however, that, with respect to the Additional Loaned Digital Currency, such utilization may only be for the purpose of consummating the Suilend Acquisition.

D.
Term. The term of this Agreement shall be 3 (three) years from the Initial Effective Date (the “Initial Term”), unless terminated earlier pursuant to Section 2.E. The Parties may agree in writing to extend the term for one or more additional periods, provided that no Termination Event (as defined below) is continuing or would result from such extension.

E.	Termination Events. Each of the following shall constitute a “Termination Event” for purposes of this Agreement:

i.	the end of the Initial Term, if the Parties have not agreed in writing to extend the term of this Agreement;

ii.
delivery of written notice of termination by either Party upon a breach of or failure to comply with the terms of the Agreement which has not been remedied within 30 (thirty) days after the breaching party’s receipt of written notice from the non-breaching Party;

iii.	the assets acquired in connection with the Suilend Acquisition not having been fully integrated into Bluewater’s operations on or before the date that is 1 (one) month after the Effective Date;

iv.
the adoption of, or any change in, any Applicable Law after the Effective Date, or the promulgation of, or any change in, the interpretation of any Applicable Law by any court, tribunal or regulatory authority with competent jurisdiction, including by enforcement action, after the Effective Date, causing it to become unlawful or impossible for the Borrower to hold or transfer the Loaned Digital Currency or to comply with any other material provision of this Agreement (such event, a “Government Restriction”);

v.	the Parties mutually agreeing in writing to terminate this Agreement;

vi.
Delivery of written notice of termination by either Party upon any representation, warranty, certification, or other statement of fact made by or on behalf of the other Party herein, or any amendment or modification hereof, or waiver hereunder proving to have been false or misleading in any material respect on or as of the date made or becoming incorrect in any material respect as of any date on which the Loaned Digital Currency or any Loan Fees remain outstanding;

vii.
the Borrower or any Associated Company (excluding Ember) (a) defaulting on any other material indebtedness or material agreements to which it is a party and which default is not rectified and, as a result thereof, such material agreement is terminated, revoked or permitted to lapse or any party to such material agreement delivers a notice of termination or revocation in respect of such material agreement to the Borrower or any Associated Company (excluding Ember), (b) experiencing, in the reasonable judgment of the Lender, a Material Adverse Effect on its financial condition taken as a whole, (c) becoming insolvent, commencing or consenting to any voluntary or involuntary proceeding relating to bankruptcy, insolvency, reorganization, winding-up, or relief of debtors and such case is not dismissed or stayed within thirty (30) days, (d) experiencing a Change of Control or (e) selling, conveying, transferring, assigning, or otherwise disposing of, in a single transaction or a series of related transactions, assets (x) representing ten percent (10%) or more of the Borrower’s or any Associated Company’s (excluding Ember) (as applicable) total assets, or (y) that underpin or are otherwise necessary to generate ten percent (10%) or more of the Revenues;

viii.
the appointment or taking of possession by a receiver, custodian, trustee, liquidator, conservator, or other similar official of the Borrower or any Associated Company (excluding Ember) or any substantial part of its respective property; or

ix.
this Agreement ceasing for any reason to be valid, binding, and in full force and effect, or any obligations created by this Agreement ceasing to be enforceable and of the same effect and priority purported to be created thereby, other than as a result of the acts or omissions by the Lender;

F.
Return of Digital Currency. If a Termination Event occurs and is continuing, the Agreement shall terminate and the Loaned Digital Currency and the payment of any outstanding Loan Fees shall immediately become due and payable, and the Borrower shall pay the full amount of the outstanding Loaned Digital Currency and outstanding Loan Fees to the Lender within 6 (six) months of the Termination Event. Return of Loaned Digital Currency hereunder shall be effected by the redelivery by the Borrower to the Lender of the relevant amount of Loaned Digital Currency to the Lender’s digital currency address provided on Annex I hereto or as otherwise directed in writing by the Lender to the Borrower; provided, however, that in the event of termination due to Government Restriction, the Borrower shall, if permitted under Applicable Laws, pay to the Lender the value of the Loaned Digital Currency and outstanding Loan Fees in fiat currency or another digital asset mutually agreed upon by the Parties, in an amount equal to the market value of the Loaned Digital Currency immediately prior to the implementation of such Government Restriction.

SECTION 3.
REPRESENTATIONS AND WARRANTIES

A.	Mutual Representations and Warranties. Each Party represents and warrants that:

i.
Existence; Compliance with Laws. It (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect, and (c) is in compliance with all Applicable Laws, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

ii.
Authorization. On the date hereof this Agreement has been duly and validly authorized, executed and delivered on behalf of such Party and constitutes the legal, valid and binding obligations of such Party enforceable against such Party in accordance with its terms.

iii.
No Contravention. The execution, delivery, and performance of this Agreement, the borrowing of Loaned Digital Currency hereunder, and the use of the proceeds thereof will not violate any Applicable Law or any contractual obligation of such Party and will not result in, or require, the creation or imposition of any lien on any of its respective properties or assets pursuant to any Applicable Law or any such contractual obligation. No Applicable Law or contractual obligation applicable to such Party would reasonably be expected to have a Material Adverse Effect.

iv.
No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against any such Party or against any of its or its respective property or assets (a) with respect to any of this Agreement or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

v.
Third Party Consents. No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any governmental authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such Party of this Agreement or for the legality, validity or enforceability thereof against such Party, except, in each case, for those that have already been obtained.

vi.
Reliance. It has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of the transactions contemplated hereunder or any other payments received or to be received hereunder.

vii.
Sophisticated Parties. It is a sophisticated party and fully familiar with the inherent risks involved in the transactions contemplated in this Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of digital currency. In entering into this Agreement, each Party confirms that it is relying solely on its own independent investigation and analysis, and the express representations and warranties set forth in this Agreement, and expressly disclaims reliance upon any other statement, representation, or warranty, whether written or oral, or any omission, made by the other Party or its Affiliates or Representatives.

B.	Lender Representations and Warranties:

i.
Rights over the Loaned Digital Currency. The Lender represents and warrants that (a) it has the full and unrestricted legal right to freely provide the Additional Loaned Digital Currency to the Borrower subject to the terms and conditions hereof, that it is the sole and exclusive lawful and beneficial owner of the Additional Loaned Digital Currency, free and clear of all encumbrances, claims (pending or threatened), pledges, legal actions (pending or threatened), charges or other limitations or restrictions whatsoever, (b) the Loaned Digital Currency has been acquired in accordance with all Applicable Laws (as defined herein), and (c) the transfer by the Lender of the Additional Loaned Digital Currency will not, to the best of the Lender’s knowledge and belief, contravene any Applicable Laws.

C.	Borrower Representations and Warranties: The Borrower hereby represents and warrants that:

ii.
No Default. No default or event of default has occurred and is continuing under or with respect to any contractual obligation of the Borrower, any Associated Company (excluding Ember) or any of their respective Affiliates that could reasonably be expected to have a Material Adverse Effect.

iii.
Intellectual Property. The Borrower and each Associated Company (excluding Ember), as applicable, owns, or is licensed to use, all intellectual property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any person challenging the use, validity, or effectiveness of any intellectual property, nor is the Borrower or each Associated Company (excluding Ember), as applicable, aware of any valid basis for any such claim. The use of intellectual property by the Borrower or each Associated Company (excluding Ember), as applicable, does not materially infringe on the rights of any person.

iv.
Taxes. The Borrower and each Associated Company (excluding Ember) have filed all federal, state, and other material tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any governmental authority. No tax lien has been filed, and, to the knowledge of the Borrower and each Associated Company (excluding Ember), no claim is being asserted, with respect to any such tax, fee, or other charge. Neither the Borrower nor each Associated Company (excluding Ember) is a party to any tax sharing agreement. No issues have been raised by the Internal Revenue Service or by any state, local, or foreign taxing authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

v.
Disclosure. The Borrower and each Associated Company (excluding Ember) have disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which each of them is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, or any other document, certificate, or statement furnished by or on behalf of the Borrower or each Associated Company (excluding Ember) to the Lender, for use in connection with the transactions contemplated by this Agreement contained or contains any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading. The projections included in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Lender that such projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections may differ from such projected results, and such differences may be material. All information, certificates, reports, statements, or other written materials previously furnished by the Borrower, each Associated Company (excluding Ember) or their respective Affiliates to the Lender in connection with the due diligence and negotiation of this Agreement are, in all material respects, true, correct, and complete and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

vi.
Solvency. Prior to and after giving effect to the incurrence of all obligations incurred in connection with the Agreement (a) the present fair salable value of the property and assets of each of the Borrower and each Associated Company (excluding Ember) exceeds the debts and liabilities, including contingent liabilities, of the Borrower and each Associated Company (excluding Ember), as applicable, (b) the present fair salable value of the property and assets of each of the Borrower and each Associated Company (excluding Ember) is greater than the amount that will be required to pay the probable liability of the Borrower and each Associated Company on their respective debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) the Borrower and each Associated Company (excluding Ember) do not intend to incur, or believe (nor should it reasonably believe) that either of them will incur, debts and liabilities, including contingent liabilities, beyond their respective ability to pay such debts and liabilities as they become absolute and matured, and (d) neither the Borrower nor each Associated Company (excluding Ember) has unreasonably small capital with which to conduct the business in which each of them is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

vii.
Cybersecurity. The Borrower and each Associated Company (excluding Ember) do and shall, for the duration of this Agreement, use their reasonable best efforts to implement and maintain commercially reasonable safeguards, policies, procedures and controls designed to protect data and confidential information pertaining to the Borrower, each Associated Company (excluding Ember) and their respective Affiliates, customers, shareholders and users, the Loaned Digital Currency, the Loan Fee and any New Tokens from unauthorized access, use, destruction, modification, disclosure or theft, and to mitigate and avoid cybersecurity risk. Without limiting the foregoing, the Borrower represents that it and each Associated Company (excluding Ember) currently maintains and will, for the duration of the term of this Agreement and until the Loaned Digital Currency are returned to the Lender, continue to maintain (a) adequate information security and cybersecurity insurance and (b) cybersecurity practices, policies, and procedures that comply with the information security and cybersecurity protocols to be attached hereto as Exhibit B.

viii.
Suilend Acquisition. The Suilend Acquisition transaction agreement, in substantially the form of agreement attached hereto as Exhibit A, has been executed, and the Suilend Acquisition has been consummated and such acquisition agreement (including all exhibits, schedules, and annexes thereto) has not been amended, waived, or otherwise modified except as disclosed in writing to Lender, and no consents have been given thereunder, in each case, in a manner materially adverse to the Lender.

ix.
Investment Company Act. Neither the Borrower nor any Associated Company (excluding Ember) is, nor are they required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

x.
USA PATRIOT Act; OFAC and Other Regulations. None of the Borrower, any Associated Company (excluding Ember), any of their respective Affiliates, or any of their respective officers, directors, brokers, or agents: (a) has violated any Anti-Terrorism Laws or Anti-Corruption Laws, or Sanctions; (b) has engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering; (c) is a Blocked Person or conducts any business or engages in making or receiving any contribution of goods, services, or money to or for the benefit of any Blocked Person; deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or Sanction; or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, Anti-Corruption Law, or Sanction.

SECTION 4.
HARD FORKS AND AIRDROPS.

A.
Notification. In the event of a public announcement of a future Hard Fork (as defined herein) or an Applicable Airdrop (as defined herein) in the blockchain for any Loaned Digital Currency, the Lender shall, upon obtaining knowledge thereof, provide email notification to the Borrower of such event(s) to occur.

B.
Lender’s Right to New Tokens. In the event of a Hard Fork or an Applicable Airdrop in the blockchain for any Loaned Digital Currency, this Agreement will not be automatically terminated. The Lender will be entitled to receive the benefit and ownership of any incremental tokens generated from the Loaned Digital Currency (each, a “New Token”) to the full extent that the Lender would have been entitled to such benefit and ownership had the Loaned Digital Currency not been loaned to the Borrower, and the Borrower shall accept and/or hold such New Tokens on behalf of the Lender and shall transfer such New Tokens to the digital currency address designated by the Lender in Annex I hereto or as otherwise directed by the Lender within thirty (30) days following the applicable Hard Fork or Applicable Airdrop.

SECTION 5.
COVENANTS.

A.	Purpose.

i.
The Borrower shall use the Initial Loaned Digital Currency for its and its Affiliates’ general corporate purposes, including but not limited to facilitating its digital currency trading business and providing liquidity to certain of its clients on BlueFin Dex.

ii.	The Borrower shall use the Additional Loaned Digital Currency for the sole purpose of financing the Suilend Acquisition and not for any other corporate purpose.

B.
Books and Records. Upon written request by the Lender to the Borrower or each Associated Company (excluding Ember), the Borrower shall, and shall cause each Associated Company (excluding Ember) to promptly, but in no event later than five (5) business days after receipt of such request, provide the Lender and its designated professional advisors and representatives, reasonable access during normal business hours to the books, records, and relevant supporting documentation of the Borrower and each Associated Company (excluding Ember) in order to assist the Lender to verify and confirm that the calculation and payment of the Loan Fee under Section 2.B of this Agreement are being made correctly and in compliance with the terms of this Agreement, or as the Lender may otherwise reasonably request to confirm compliance with the terms of this Agreement. Any information shared or obtained pursuant to this Section 5.B shall be deemed the Confidential Information of the Borrower and each Associated Company (excluding Ember) and subject to the terms of Section 7.C.

C.
No Revenue Diversion or Asset Exclusion. The Borrower shall not, and shall not permit any Associated Company (excluding Ember) or any of their respective Affiliates to, directly or indirectly, through any transaction, disposition, transfer, restructuring, or otherwise, (a) move, exchange, sell, or otherwise dispose of any assets, rights, equity interests or sources of revenue in a manner that causes or would cause the income or proceeds therefrom to be excluded from the calculation of “Revenues” as defined herein, or (b) re-characterize, divert, or structure any income, receipts, or revenues as capital contributions, loans, offsets, or any other form of payment not included within the definition of “Revenues” with the effect of decreasing the Loan Fee or making the Borrower unable to timely pay the Loan Fee, return the Loaned Digital Currency and pay any amounts owed to the Lender in connection with the indemnification provisions of Section 6.

D.	Information. The Borrower shall promptly, and in any event within five days, give notice to the Lender of:

i.	The occurrence of or the existence of circumstances that would reasonably be expected to give rise to any Termination Event;

ii.
Any (a) default or event of default under any contractual obligation of the Borrower, any Associated Company (excluding Ember) or any of their respective Affiliates that could reasonably be expected to have a Material Adverse Effect, or (b) litigation, investigation, or proceeding that may exist at any time between the Borrower or any Associated Company (excluding Ember) or any of their respective Affiliates and any governmental authority that could reasonably be expected to have a Material Adverse Effect;

iii.	Any litigation or proceeding against the Borrower or any Associated Company or any of their respective Affiliates that could reasonably be expected to have a Material Adverse Effect;

iv.	Any facts or circumstances that would reasonably be expected to cause any of the representations or warranties set forth in Section 3 to be or become untrue in any material respects; and

v.	Any development or event that has had or could reasonably be expected to have a Material Adverse Effect on the Borrower, any Associated Company (excluding Ember) or any of their respective Affiliates.

E.	Maintenance of Existence; Conduct of Business; Compliance. The Borrower shall, and shall cause each Associated Company (excluding Ember) to:

i.
(a) preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, licenses, permits, consents, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted under this Agreement and except, as in the case of clause (b) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

ii.
Comply with all contractual obligations and Applicable Law, including, for the avoidance of doubt, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

F.
Limitation on Debt. Until such time as the Loaned Digital Currency has been returned to the Lender and all outstanding Loan Fees have been paid to the Lender, the Borrower shall not, and shall not permit any Associated Company (excluding Ember) to: create, incur, assume, permit to exist, or otherwise become liable with respect to any debt, except for (i) debt to any other Associated Company (excluding Ember) in the ordinary course of business and consistent with past practice, provided that such debt (A) does not exceed US$500,000 in the aggregate, and (B) is unsecured and subordinated in right of payment to the obligations set forth in this Agreement; (ii) trade accounts considered unsecured obligations incurred in the ordinary course of business and (iii) the indebtedness disclosed on Annex II hereof.

G.
Limitation on Liens. The Borrower shall not, and shall not permit any Associated Company (excluding Ember) to, without the prior written consent of the Lender, create, incur, assume, or permit to exist any lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for such liens incurred in the ordinary course of business or tax liens imposed by law for taxes not yet due or which are due but may be paid without penalty; in each case so long as the aggregate principal amount of the debt and other obligations secured by such lien does not exceed US$250,000.

H.	Mergers; Nature of Business. The Borrower shall not, and shall not permit any Associated Company (excluding Ember) to:

i.
Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Termination Event or default under this Agreement by the Borrower shall have occurred and be continuing, (a) the Borrower may merge into any Associated Company, (b) an Associated Company may merge into another Associated Company or the Borrower and (c) any Associated Company may liquidate or dissolve, in each case if the Borrower or the Associated Company, as the case may be, determines in good faith that such transaction is in the best interests of the Borrower or such Associated Company, as the case may be and is not materially disadvantageous to the Lender.

ii.
Engage in any business other than businesses of the type conducted by the Borrower or any Associated Company (excluding Ember), as applicable, on the date hereof and businesses reasonably related thereto or incidental thereto or that constitute a reasonable extension thereof.

I.
Limitation on Investments. The Borrower shall not, and shall not permit any Associated Company (excluding Ember) to, without the prior written consent of the Lender, (i) make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or (ii) purchase, hold, or acquire any equity interests, bonds, notes, debentures, cryptocurrency or other debt securities of, or any assets constituting a business unit of, or (iii) make any other investment in, any person, in each case exceeding US$650,000 or, in the aggregate, exceeding US$1,000,000; provided, however, that the Borrower may lend the Additional Loaned Digital Currency to Bluewater and Bluewater may consummate the Suilend Acquisition, and the Borrower and any Associated Company may make advances, loans, extension of credit, capital contributions or investments in the ordinary course of business and consistent with past practices.

J.
Restricted Payments. The Borrower shall not, and shall not permit any Associated Company (excluding Ember) to, without the prior written consent of the Lender, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition of any equity interests of the Borrower, any Associated Company (excluding Ember) or any of their respective Affiliates, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, any Associated Company (excluding Ember) or any of their respective Affiliates (collectively, “Restricted Payments”), except that:

i.
the Borrower and each Associated Company may purchase, redeem, or otherwise acquire equity interests issued by each of them with the proceeds received from the substantially concurrent issuance of its equity interests;

ii.
the Borrower and each Associated Company may declare and pay dividends and make other distributions and payments with respect to its equity interests if payable solely in their respective equity interests;

iii.
the Borrower and any Associated Company may make cash payments in lieu of issuing fractional shares in connection with the conversion of any equity interests on the exercise of warrants or options to purchase their respective equity interests; and

iv.
the Borrower and each Associated Company may (a) make repurchases or redemptions of its equity interests (x) in connection with the exercise of stock options or restricted stock awards if such equity interests represent all or a portion of the exercise price thereof, (y) in connection with the exercise of any repurchase rights granted to applicable Borrower or Associated Company, as the case may be, provided that such repurchase is made at a price no greater than the original issuance price for such equity interest and, in any case, without the prior written consent of the Lender, no greater than $100,000 in the aggregate for all such repurchases or (z) deemed to occur upon the withholding of a material portion of such equity interests issued to directors, officers, or employees of the Borrower or such Associated Company, as applicable, under any stock option plan or other benefit plan or agreement for directors, officers, and employees of the Borrower or such Associated Company, as applicable, to cover withholding tax obligations of such persons in respect of such issuance, and (b) make other Restricted Payments, not exceeding US$200,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers, and employees of the Borrower or such Associated Company, as applicable.

K.
Limitation on Transactions with Related Parties. The Borrower shall not, and shall not permit any Associated Company (excluding Ember) to, without the prior written consent of the Lender, enter into or be a party to any transaction, including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate or another Associated Company, unless such transaction (i) is a Restricted Payment permitted by Section 5.J or (ii) is: (a) otherwise permitted by the terms of this Agreement; (b) in the ordinary course of business of the Borrower, any Associated Company or their relevant respective Affiliates, as the case may be; and (c) on fair and reasonable terms no less favorable to the Borrower or any Associated Company, as the case may be, than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated person.

L.
Limitation on Claims Against Borrower. The Borrower shall cause each Associated Company to subordinate any and all obligations owed to such Associated Company by the Borrower or any other Associated Company to the Loaned Digital Currency and outstanding Loan Fees until the indefeasible payment in full of the repayment of the Loaned Digital Currency and outstanding Loan Fees. The Borrower shall cause each Associated Company to unconditionally and irrevocably waives any and all rights of subrogation, indemnity, contribution, reimbursement, or exoneration against the Borrower or any other Associated Company with respect to the Loaned Digital Currency and Loan Fees until the indefeasible payment in full of the Loaned Digital Currency and outstanding Loan Fees.

SECTION 6.
INDEMNIFICATION.

A.
The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents, consultants and advisors (each, an “Indemnified Party”) from and against any and all third-party claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and settlement costs) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith):

i.
material breach of the representations, warranties, covenants, or other obligations or agreements made by the Borrower (including with respect to any Associated Company) in this Agreement or in any agreement related hereto;

ii.
the actual or proposed use of the Loaned Digital Currency and any proceeds thereof, except to the extent such claim, damage, loss, liability or expense (a) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct, (b) results from a claim brought by the Borrower or any Associated Company (excluding Ember) against an Indemnified Party for breach of such Indemnified Party’s obligations hereunder, if the Borrower has obtained a final non-appealable judgment by a court of competent jurisdiction that such Indemnified Party has breached such obligations or (c) arises out of any claim, litigation, investigation or proceeding brought by such Indemnified Party against another Indemnified Party that does not involve any act or omission of the Borrower or Associated Company (excluding Ember);

iii.	the violation by the Borrower or any Associated Company of any state or federal law, rule or regulation; or

iv.
any actual or threatened cybersecurity breach, data or security incident, or unauthorized access, acquisition, or disclosure of data in the possession or control of the Borrower or any Associated Company, and any related governmental enforcement, investigation, civil or criminal penalties, or claims, demands, or lawsuits for damages by users, shareholders, or contract parties related thereto;

in each case except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to an Indemnified Party’s bad faith, fraud, gross negligence or willful misconduct.

B.
In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 6 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any Associated Company (excluding Ember) or their respective directors, equity holders or creditors or an Indemnified Party or any other person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

C.
The Borrower shall not, and shall cause the Associated Companies not to, settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under this Section 6 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding.

D.
All amounts due under this Section 6 shall be payable promptly and in any event not later than 10 (ten) business days after demand is made for payment by the Lender, accompanied by a certificate of the Lender setting out the amount owing to the Lender, including reasonable detail of the basis of calculation of the amount.

E.
EXCEPT AS REQUIRED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY ASSOCIATED COMPANY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, CONSULTANTS, ADVISORS OR REPRESENTATIVES, BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, CONSEQUENTIAL, PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFITS, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO AUTHORIZED OR UNAUTHORIZED TRANSACTIONS SUBJECT TO THIS AGREEMENT.

SECTION 7.
MISCELLANEOUS PROVISIONS.

A.	Taxes.

i.
To the extent any taxes are applicable with respect to the Loaned Digital Currency, each Party shall be obligated to pay all taxes applicable to its respective business activities. Neither Party is responsible for any taxes that the other Party is legally obligated to pay in any jurisdiction in which such taxes are incurred or arise in connection with this Agreement or otherwise. Any payments pursuant to this Agreement shall be subject to all applicable governmental regulations and rulings, including the withholding of any taxes and the reporting of any amounts required by Applicable Law. The Borrower shall withhold any taxes from the payment of Loan Fees or other amounts as required by Applicable Law.

ii.
For U.S. federal, state and local income tax purposes, the Parties intend that, absent a change in law or administrative practice to the contrary, the transfer and delivery of the Loaned Digital Currency shall be treated as a loan and not be treated as an exchange of property for other property differing materially in kind or extent (within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), and each Party agrees that it will not take any position inconsistent with such treatment for all such tax purposes.

B.
Publicity. Each Party may not issue any press release, post information on its website or social media accounts, or make any other public statement with respect to this Agreement without the prior written consent, not to be unreasonably withheld or delayed, of the other Party; provided, however, that the Lender may make any disclosure or filings required by the rules of the Nasdaq Stock Market or the Exchange Act without the consent of the Borrower.

C.	Confidentiality.

i.
Each Party to this Agreement shall, and the Borrower shall cause the Associated Companies to, keep confidential all Confidential Information received from the other Party or its Representatives, and shall (a) treat the Confidential Information with at least the same degree of care as it treats its own Confidential Information, which shall be at least the level of care that a reasonable person would apply in similar circumstances; (b) not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided; and (c) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a bona fide need-to-know basis related to effecting the purpose of this Agreement or compliance with Applicable Law; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section 7.C.

ii.	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

iii.
The provisions of this Section 7.C. will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any Applicable Law or direction or order by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure, to the extent practicable and permitted by Applicable Law, uses commercially reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure and only provides such Confidential Information as is strictly required under such compelled disclosure.

iv.
The obligations with respect to Confidential Information shall survive so long as any Party retains the other Party’s Confidential Information. Notwithstanding anything in this Agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (a) to comply with its legal, regulatory recordkeeping obligations, (b) in the routine backup of data storage systems in the event that such stored data is unreasonably burdensome to remove until deleted in the ordinary course, and (c) in order to determine the scope of, and compliance with, its obligations under this Section 7.C.; provided, however, that the confidentiality obligations of this Section 7.C. shall survive with respect to the Retained Confidential Information for so long as such information is retained.

D.
Notices. Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by express or certified mail (postage prepaid, return receipt requested) or overnight courier to the respective address set forth below, by electronic mail (at such email addresses as set forth below or as a Party may designate in accordance herewith), or through other electronic means as agreed between the Parties:

Lender:
Sui Group Holdings Limited
Attn: Marius Barnett
1907 Wayzata Blvd, #205, Wayzata, Minnesota
m@karatage.io

Borrower:
BlueFin Labs Inc.
Attn: Zabihullah Mohebzada
Intershore Chambers,
Road Town, Tortola, British Virgin Islands
zabi@seed.im

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

Notices and other communications sent by hand or overnight courier service, or mailed by express or certified mail, shall be deemed to have been given when received. For all purposes under this Agreement, an email is deemed to be received immediately after the time sent (as recorded on the device or system from which the sender sent the email), unless the sender receives an automated message that the email has not been delivered within 30 minutes of such email being sent (it being understood that an “out of office” or similar reply does not constitute a failure to deliver message for this purpose).

E.
Entire Agreement; Amendments; Counterparts. This Agreement constitutes the entire contract between the Parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether expressed or implied) that relate to the subject matter hereof. All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both Parties hereto. This Agreement may be signed (including digitally signed when using a nationally recognized provider of such services such as DocuSign) in any number of counterparts, each of which is an original and all of which taken together form one single Agreement. A signed copy of this Agreement transmitted by email or any other means of electronic transmission shall be deemed to have the same legal effect as an original executed copy of this Agreement.

F.
Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the Parties; provided, that neither Party may assign this Agreement or any rights or duties hereunder without the prior written consent of the other Party, including assignment to an Affiliate.

G.
Relationship of the Parties. Nothing in this Agreement shall be construed or is intended to be construed as creating an employer-employee or agency relationship, a partnership, or a joint venture between the Parties.

H.
Survival. Any expiration or termination of this Agreement will not affect any accrued claims, rights or liabilities of the Parties, and all provisions which must survive to fulfill their intended purposes, or by their nature are intended to survive such expiration or termination will survive, including Sections 4, 6, 7.B and 7.C.

I.
Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any rule, law or regulation or any governmental agency, local, state, or federal, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

J.
Governing Law and Arbitration. This Agreement is governed by, and shall be construed and enforced under, the laws of New York, without regard to any choice or conflict of laws rules. If a dispute arises out of or relates to this Agreement, or the breach or alleged breach thereof, and if such dispute cannot be settled through negotiation, it shall be finally resolved by binding arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, before one arbitrator and conducted in the English language and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing Party shall be entitled to recover reasonable and documented attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled. THE BORROWER AND THE LENDER ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, EACH IS WAIVING THE RIGHT TO A JURY TRIAL OR TRIAL BEFORE A JUDGE IN A PUBLIC COURT.

K.
Miscellaneous. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders. This Agreement is solely for the benefit of the Parties hereto and their respective successors and assigns, and, except as explicitly set forth herein, including in Section 6, no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Agreement is the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

LENDER:		BORROWER:

Sui Group Holdings Limited		BlueFin Labs Inc.

By:	/s/ Doug Polinsky	By:	/s/Jonathan Ip
Name:	Doug Polinsky	Name:	Jonathan Ip
Title:	CEO		Title: Authorized Signatory

[Signature page to Amended and Restated Digital Currency Loan Agreement]

ANNEX I

[Redacted]

ANNEX II

Indebtedness

 [Redacted]

EXHIBIT A

Suilend Acquisition Agreement

[Redacted]

EXHIBIT B

Borrower Information Security and Cybersecurity Protocols

[Redacted]